Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Current Report on Form 8-K of Banner Corporation of our report dated March 28, 2014, with respect to the financial statements of SKBHC Holdings LLC as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing in the Current Report on Form 8-K of Banner Corporation filed on December 4, 2014.

/s/ Moss Adams LLP

Spokane, Washington
December 4, 2014